UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. 2)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Science Applications International Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

12010 Sunset Hills Road

Reston, Virginia 20190

Proxy Statement Supplement

This supplement no. 2 (this “Supplement”), dated May 10, 2023, supplements and amends the proxy statement filed by Science Applications International Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission on April 26, 2023 (as supplemented and amended to date, the “Proxy Statement”) for the annual meeting of stockholders to be held on June 7, 2023 as a virtual meeting. This Supplement is being filed to clarify the use of available shares under the 2012 Long Term Performance Plan as described in Proposal 4 of the Proxy Statement.

The following information supplements the Company’s request under Proposal 4 to approve the 2023 Equity Incentive Plan:

No awards have been granted under the 2012 Long Term Performance Plan (the “LTPP”) since our fiscal year ended February 3, 2023, and no awards will be granted under the LTPP prior to the annual meeting on June 7, 2023. As stated in the first paragraph under the heading “Proposal 4 – Approval of the 2023 Equity Incentive Plan”, “the only plan under which equity awards are currently being granted” is the 2013 Equity Incentive Plan defined as the “2013 Plan” or the “Prior Plan”, which will be replaced by the proposed Science Applications International Corporation 2023 Equity Incentive Plan, defined as the “2023 Plan” or the “Plan”. Further, as stated in the first paragraph, after the 2023 Plan becomes effective upon approval by the Company’s stockholders, the LTPP, including the 1,015,764 available shares under the LTPP, will be canceled.

Except as specifically supplemented by the information contained herein, this Supplement does not revise or update any of the other information set forth in the Proxy Statement. From and after the date of this Supplement, any references to “Proxy Statement” are to the Proxy Statement as supplemented hereby. If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any further action unless you wish to change your vote.

This Supplement does not provide all of the information that is important to your voting decisions at the annual meeting, and the Proxy Statement contains other important additional information. This Supplement should be read in conjunction with the Proxy Statement.